Exhibit 99.1

FOR IMMEDIATE RELEASE

FINANCIAL INSTITUTIONS, INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR 2022 RESULTS

WARSAW, N.Y., January 30, 2023 – Financial Institutions, Inc. (NASDAQ:FISI) (the “Company,” “we” or “us”), parent company of Five Star Bank (the “Bank”), SDN Insurance Agency, LLC (“SDN”), Courier Capital, LLC (“Courier Capital”) and HNP Capital, LLC (“HNP Capital”), today reported financial and operational results for the fourth quarter and year ended December 31, 2022.

Results for the Fourth Quarter of 2022

•
Net income was $12.1 million compared to $19.6 million in 2021. After preferred dividends, net income available to common shareholders was $11.7 million, or $0.76 per diluted share, compared to $19.2 million, or $1.21 per diluted share, in 2021.
•
Net income reflects the impact of a $6.1 million provision for credit losses as compared to a benefit of $1.2 million in 2021. Loan loss provision returned to a more normalized level in 2022, and increased in the fourth quarter, as a result of a higher national unemployment forecast and qualitative factors reflecting economic uncertainty associated with higher interest rates, inflation, and global political unrest. Provision also increased due to the impact of strong loan growth and higher unfunded loan commitments.
•
Net interest income of $43.1 million was $2.3 million higher than the fourth quarter of 2021 as a result of loan growth and net interest margin expansion, partially offset by a $2.7 million decrease in interest and fee income accretion in connection with Paycheck Protection Program (“PPP”) loans (“revenue related to PPP loans”).
•
Salaries and employee benefits expense included $440 thousand of non-recurring severance expense in the current quarter related to a restructuring that eliminated approximately 20 positions throughout the organization.
•
Non-recurring restructuring charges of $350 thousand were recognized in the current quarter related to the 2020 closure of five locations. The charges related to the write-down of real estate assets to fair market value based upon current market conditions.
•
Pre-tax pre-provision income(1) was $20.6 million, down $2.1 million, or 9.1%, from the fourth quarter of 2021. Excluding restructuring charges and revenue related to PPP loans from both periods of comparison, pre-PPP adjusted pre-tax pre-provision income(1) increased by $865 thousand, or 4.3%, from the fourth quarter of 2021.
•
Total loans were $4.05 billion at December 31, 2022, an increase of $183.6 million, or 4.7%, from September 30, 2022.
•
The Company continues to report strong credit quality metrics, including non-performing loans to total loans of 0.25% and non-performing assets to total assets of 0.18% as of December 31, 2022.

Results for the Full Year 2022:

•
Net income was $56.6 million compared to $77.7 million in 2021. After preferred dividends, net income available to common shareholders was $55.1 million, or $3.56 per diluted share, compared to $76.2 million, or $4.78 per diluted share, in 2021.
•
2022 net income reflects the impact of a $13.3 million provision for credit losses as compared to a benefit of $8.3 million in 2021.
•
Net interest income of $167.4 million was $12.6 million higher than 2021 as a result of loan growth and net interest margin expansion, partially offset by a $7.6 million decrease in revenue related to PPP loans.
•
Non-recurring restructuring charges related to the 2020 closure of five locations totaled $1.6 million in 2022 compared to $111 thousand in 2021.
•
Pre-tax pre-provision income(1) was $84.3 million, down $4.6 million, or 5.2%, from 2021. Excluding a third quarter 2022 non-recurring $2.0 million enhancement from the surrender and redeployment of $25.5 million in cash surrender value of company owned life insurance, as well as restructuring charges and revenue related to PPP loans from both periods of comparison, pre-PPP adjusted pre-tax pre-provision income(1) increased by $2.5 million, or 3.2% from 2021.
•
Total loan growth was $371.0 million, or 10.1%, from December 31, 2021.

“Our total loan portfolio grew a robust 4.7% in the fourth quarter and 10.1% year-over-year,” said President and Chief Executive Officer Martin K. Birmingham. “The early 2022 addition of our Mid-Atlantic commercial lending team significantly fueled back-end-weighted full year growth, with an increase of approximately $75 million in loans outstanding in this region during the fourth quarter. The fourth quarter also benefitted from a high level of commercial loans in the pipeline awaiting closing at September 30, 2022. Our commercial loan pipeline remains sizable, at $750 million, down slightly from the end of the third quarter. Approximately $200 million of the pipeline is attributable to the Mid-Atlantic region.

“Our long-term track record of credit-disciplined loan growth and well-defined strategic and risk frameworks has resulted in a high-quality loan portfolio that is well-positioned for success in a challenging economy. This is exemplified by strong year-end metrics including fourth quarter net charge-offs of 34 basis points, non-performing loans to total loans of 25 basis points, and zero delinquencies in our large commercial loan portfolios.”

Chief Financial Officer and Treasurer W. Jack Plants II added, “Net interest margin decreased by five basis points from the linked quarter, primarily as a result of repricing and seasonality within our public deposit portfolio. Managing an appropriate balance between net interest margin and net interest income remains a key consideration for the Company. We are modeling cash flow of approximately $1.0 billion from our loan and securities portfolios in 2023, which will benefit future net interest margin as this liquidity is deployed into new loan originations at market rates.”

Net Interest Income and Net Interest Margin

Net interest income was $43.1 million for the fourth quarter of 2022, an increase of $81 thousand from the third quarter of 2022 and an increase of $2.3 million from the fourth quarter of 2021.

Average interest-earning assets for the current quarter were $5.33 billion, an increase of $99.4 million from the third quarter of 2022 due to a $128.9 million increase in average loans and a $6.9 million increase in the average balance of Federal Reserve interest-earning cash, partially offset by a $36.4 million decrease in the average balance of investment securities. Average interest-earning assets for the current quarter were $151.2 million higher than the fourth quarter of 2021 due to a $279.6 million increase in average loans, partially offset by a $29.1 million decrease in the average balance of investment securities and a $99.2 million decrease in the average balance of Federal Reserve interest-earning cash.

Net interest margin was 3.23% in the current quarter as compared to 3.28% in the third quarter of 2022 and 3.15% in the fourth quarter of 2021. Excluding the impact of PPP loans and revenue related to PPP loans, net interest margin was 3.22% in the fourth quarter of 2022, 3.26% in the third quarter of 2022 and 2.98% in the fourth quarter of 2021. Our net interest margin improved from the fourth quarter of 2021 primarily due to the impact of 2022 interest rate increases. Net interest margin decreased from the third quarter of 2022 as we experienced repricing in our public deposit portfolio, coupled with a shift in mix from lower cost transaction deposit accounts to higher cost time deposits.

Net interest income was $167.4 million for the full year 2022, $12.6 million higher than 2021. Net interest margin was 3.20% for the full year 2022, an increase of six basis points from 2021. Excluding the impact of PPP loans and revenue related to PPP loans, net interest margin was 3.17% for the full year 2022, up 12 basis points from 3.05% in 2021.

Noninterest Income

Noninterest income was $10.9 million for the fourth quarter of 2022, a decrease of $1.7 million from the third quarter of 2022 and a decrease of $737 thousand from the fourth quarter of 2021.

•
Company owned life insurance income of $875 thousand was $2.1 million lower than the third quarter of 2022 and $54 thousand higher than the fourth quarter of 2021. The decline from the linked period reflects a non-recurring $2.0 million third quarter 2022 enhancement related to the surrender and redeployment of $25.5 million in cash surrender value of company owned life insurance.
•
Income from derivative instruments, net was $656 thousand in the current quarter, $557 thousand higher than the third quarter of 2022 and $379 thousand lower than the fourth quarter of 2021. Income from derivative instruments, net is based on the number and value of interest rate swap transactions executed during the quarter combined with the impact of changes in the fair market value of borrower-facing trades.
•
A net loss of $111 thousand on tax credit investments was recognized in the fourth quarter of 2022 as compared to a $385 thousand loss in the third quarter of 2022 and a $493 thousand loss in the fourth quarter of 2021. Net loss on tax credit investments represents the amortization of tax credit investments, partially offset by New York investment tax credits that are refundable and recorded in noninterest income.

Noninterest income was $46.3 million for the full year 2022, $635 thousand lower than 2021.

•
Insurance income of $6.4 million was $614 thousand higher than 2021, driven by new business growth within the Company’s markets.
•
Investment advisory income was $11.5 million as compared to $11.7 million in 2021. The positive impact of new and increased client accounts was offset by the impact of the 2022 global stock market decline on the value of assets under management.

•
Company owned life insurance income of $5.5 million was $2.6 million higher than 2021, primarily as a result of the third quarter 2022 transaction previously described.
•
Income from investments in limited partnerships of $1.3 million was $788 thousand lower than 2021. The Company has made several investments in limited partnerships, primarily small business investment companies, and accounts for these investments under the equity method. Income from these investments fluctuates based on the maturity and performance of the underlying investments as they mature.
•
Income from derivative instruments, net of $1.9 million was $776 thousand lower than 2021 as a result of the number and value of interest rate swap transactions combined with the impact of changes in the fair market value of borrower-facing trades.
•
Net gain on sale of loans held for sale was $1.2 million as compared to $3.0 million in 2021. Sales volumes and margins for residential loans moderated significantly in 2022 primarily as a result of inflation, higher interest rates, and tight housing inventory.

Noninterest Expense

Noninterest expense was $33.5 million for the fourth quarter of 2022 compared to $32.8 million in the third quarter of 2022 and $29.9 million in the fourth quarter of 2021.

•
Salaries and employee benefits expense of $18.1 million was $151 thousand higher than the third quarter of 2022 and $2.0 million higher than the fourth quarter of 2021. The increase from the linked quarter was primarily the result of $440 thousand of non-recurring severance expense in the current quarter partially offset by lower medical claim activity. The increase from the prior year quarter was primarily due to investments in personnel and hourly wage pressures driven by the current competitive labor market.
•
Computer and data processing expense of $4.7 million was $272 thousand higher than the third quarter of 2022 and $727 thousand higher than the fourth quarter of 2021 due to timing of the Company’s strategic investments in technology, including digital banking initiatives, a customer relationship management solution implemented across all lines of business, and Banking-as-a-Service, or BaaS, initiatives.
•
The Company recognized restructuring charges in the fourth quarter of 2022 totaling $350 thousand in connection with five locations that were closed in the second half of 2020. The charges related to the write-down of real estate assets to fair market value based upon current market conditions.
•
Other expense of $3.5 million was relatively unchanged from the third quarter of 2022 and $863 thousand higher than the fourth quarter of 2021. The year-over-year increase was the result of a combination of factors including interest charges related to collateral held for derivative transactions, higher travel and entertainment expense as we exited pandemic business practices, higher insurance costs and the impact of inflationary pressures.

Noninterest expense was $129.4 million for the full year 2022, $16.6 million higher than 2021.

•
Salaries and employee benefits expense of $69.6 million was $8.7 million higher than 2021. The increase is primarily the result of investments in personnel and wage pressures driven by the current competitive labor market.
•
Professional services expense of $5.6 million was $943 thousand lower than 2021 primarily as a result of higher expense incurred in the prior year for enterprise standardization expense and miscellaneous consulting fees.
•
Computer and data processing expense of $17.6 million was $3.5 million higher than 2021 as a result of the Company’s strategic investments in technology, primarily driven by a new customer relationship management system implemented in the latter part of 2021 and other initiatives.
•
Restructuring charges related to the 2020 closing of five branches totaled $1.6 million in 2022 as compared to $111 thousand in 2021 due to the previously described write-down of real estate assets.
•
Other expense of $12.4 million was $2.8 million higher than 2021, primarily due to interest charges related to collateral held for derivative transactions, higher travel and entertainment expense, higher insurance costs and the impact of inflationary pressures.

Income Taxes

Income tax expense was $2.4 million for the fourth quarter of 2022 compared to $4.7 million in the third quarter of 2022 and $4.2 million in the fourth quarter of 2021. Third quarter 2022 income tax expense included approximately $1.5 million of incremental taxes associated with the company owned life insurance surrender and redeployment strategy, partially offset by a $2.0 million non-recurring enhancement recorded as noninterest income.

The Company recognized federal and state tax benefits related to tax credit investments placed in service and/or amortized during the fourth quarter of 2022, third quarter of 2022, and fourth quarter of 2021, resulting in income tax expense reductions of approximately $1.4 million, $511 thousand, and $1.7 million, respectively.

The effective tax rate was 16.4% for the fourth quarter of 2022, 25.4% for the third quarter of 2022 and 17.7% for the fourth quarter of 2021. The effective tax rate fluctuates on a quarterly basis primarily due to the level of pre-tax earnings and, in the third quarter of 2022, was impacted by the company owned life insurance transaction. The Company’s effective tax rates differ from statutory rates because of interest income from tax-exempt securities, earnings on company owned life insurance and the impact of tax credit investments.

Balance Sheet and Capital Management

Total assets were $5.80 billion at December 31, 2022, up $172.8 million from September 30, 2022, and up $276.5 million from December 31, 2021.

Investment securities were $1.14 billion at December 31, 2022, down $19.7 million from September 30, 2022, and down $240.8 million from December 31, 2021. The portfolio decline from September 30, 2022, was driven by the use of portfolio cash flow to fund loan originations. The decrease from December 31, 2021, was primarily the result of a decrease in the market value of the portfolio due to rising interest rates combined with the use of portfolio cash flow to fund loan originations.

Total loans were $4.05 billion at December 31, 2022, up $183.6 million, or 4.7%, from September 30, 2022, and up $371.0 million, or 10.1%, from December 31, 2021. Total loans, excluding PPP loans net of deferred fees, were $4.05 billion at December 31, 2022, up $185.2 million, or 4.8%, from September 30, 2022, and up $425.2 million, or 11.7%, from December 31, 2021.

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Commercial business loans totaled $664.2 million, up $30.4 million, or 4.8%, from September 30, 2022, and up $26.0 million, or 4.1%, from December 31, 2021. PPP loans net of deferred fees are included in commercial business loans and were $1.2 million at December 31, 2022, $2.8 million at September 30, 2022, and $55.3 million at December 31, 2021. Accordingly, commercial business loans excluding the impact of PPP loans increased 5.1% from September 30, 2022, and increased 13.7% from December 31, 2021.
•
Commercial mortgage loans totaled $1.68 billion, up $115.3 million, or 7.4%, from September 30, 2022, and up $267.1 million, or 18.9%, from December 31, 2021.
•
Residential real estate loans totaled $590.0 million, up $12.1 million, or 2.1%, from September 30, 2022, and up $12.7 million, or 2.2%, from December 31, 2021.
•
Consumer indirect loans totaled $1.02 billion, up $26.2 million, or 2.6%, from September 30, 2022, and up $65.6 million, or 6.8%, from December 31, 2021.

Total deposits were $4.93 billion at December 31, 2022, $24.3 million higher than September 30, 2022, and $102.3 million higher than December 31, 2021. The increase for both periods was primarily attributable to growth in brokered deposits. Public deposit balances represented 23% of total deposits at December 31, 2022, September 30, 2022, and December 31, 2021.

Short-term borrowings were $205.0 million at December 31, 2022, compared to $69.0 million at September 30, 2022, and $30.0 million at December 31, 2021. Short-term borrowings and brokered deposits have historically been utilized to manage the seasonality of public deposits.

Shareholders’ equity was $405.6 million at December 31, 2022, compared to $394.0 million at September 30, 2022, and $505.1 million at December 31, 2021. Shareholders’ equity has been negatively impacted in 2022 by an increase in accumulated other comprehensive loss associated with unrealized losses in the available for sale securities portfolio. Management believes the unrealized losses are temporary in nature, as the losses are associated with the increase in interest rates. The securities portfolio continues to generate cash flow and given the high quality of our agency mortgage-backed securities portfolio, management expects the bonds to ultimately mature at a terminal value equivalent to par.

Common book value per share was $25.31 at December 31, 2022, an increase of $0.74, or 3.0%, from $24.57 at September 30, 2022, and a decrease of $5.67, or 18.3%, from $30.98 at December 31, 2021. Tangible common book value per share(1) was $20.53 at December 31, 2022, an increase of $0.76, or 3.9%, from $19.77 at September 30, 2022, and a decrease of $5.73, or 21.8%, from $26.26 at December 31, 2021. The common equity to assets ratio was 6.70% at December 31, 2022, unchanged from September 30, 2022, and 8.84% at December 31, 2021. Tangible common equity to tangible assets(1), or the TCE ratio, was 5.50%, 5.46% and 7.59% at December 31, 2022, September 30, 2022, and December 31, 2021, respectively. The primary driver of declines in all four measures was the previously described increase in accumulated other comprehensive loss.

During the fourth quarter of 2022, the Company declared a common stock dividend of $0.29 per common share, consistent with the linked quarter and representing an increase of 7.4% over the prior year quarter. The dividend returned 38.2% of fourth quarter net income to common shareholders.

The Company’s regulatory capital ratios at December 31, 2022, compared to September 30, 2022, and December 31, 2021, were as follows:

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Leverage Ratio was 8.33% compared to 8.35% and 8.23% at September 30, 2022, and December 31, 2021, respectively.
•
Common Equity Tier 1 Capital Ratio was 9.42% compared to 9.75% and 10.28% at September 30, 2022, and December 31, 2021, respectively.

•
Tier 1 Capital Ratio was 9.78% compared to 10.12% and 10.68% at September 30, 2022, and December 31, 2021, respectively.
•
Total Risk-Based Capital Ratio was 12.13% compared to 12.53% and 13.12% at September 30, 2022, and December 31, 2021, respectively.

Credit Quality

Non-performing loans were $10.2 million, or 0.25% of total loans, at December 31, 2022, as compared to $8.5 million, or 0.22% of total loans, at September 30, 2022, and $12.2 million, or 0.33% of total loans, at December 31, 2021. Net charge-offs were $3.3 million in the current quarter as compared to $2.2 million in the third quarter of 2022 and $4.7 million in the fourth quarter of 2021. The ratio of annualized net charge-offs (recoveries) to average loans was 0.34% in the current quarter, 0.22% in the third quarter of 2022 and 0.51% in the fourth quarter of 2021.

At December 31, 2022, the allowance for credit losses on loans to total loans ratio was 1.12%, compared to 1.14% at September 30, 2022, and 1.08% at December 31, 2021. The allowance for credit losses on loans to total loans ratio excluding PPP loans(1) was 1.12%, compared to 1.14% at September 30, 2022, and 1.09% at December 31, 2021.

Provision for credit losses on loans was $4.6 million in the current quarter compared to a provision of $3.8 million in the third quarter of 2022 and a benefit of $1.1 million in the fourth quarter of 2021. The allowance for unfunded commitments, also included in provision (benefit) for credit losses as required by the current expected credit loss standard (“CECL”), increased by $1.5 million in the fourth quarter of 2022 and $507 thousand in the third quarter of 2022, and decreased by $105 thousand in the fourth quarter of 2021.

Provision for credit losses was $13.3 million for the full year 2022 compared to a benefit of $8.3 million in 2021. The Company recorded a benefit for credit losses in each quarter of 2021 as a result of improvement in the national unemployment forecast, the designated loss driver for the Company’s current expected credit loss standard model, and positive trends in qualitative factors, resulting in the release of credit loss reserves. Loan loss provision returned to a more normalized level in 2022, excluding a $2.0 million commercial loan recovery recognized in the second quarter, due to the impact of strong loan growth and an increase in the national unemployment forecast and qualitative factors reflecting economic uncertainty associated with higher interest rates, inflation, and global political unrest, partially offset by a reduction in overall specific reserve levels.

The Company has remained strategically focused on the importance of credit discipline, allocating what it believes are the necessary resources to credit and risk management functions as the loan portfolio has grown. The ratio of allowance for credit losses on loans to non-performing loans was 445% at December 31, 2022, 517% at September 30, 2022, and 326% at December 31, 2021.

Subsequent Events

The Company is required, under generally accepted accounting principles, to evaluate subsequent events through the filing of its consolidated financial statements for the year ended December 31, 2022, in its Annual Report on Form 10-K. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of December 31, 2022, and will adjust amounts preliminarily reported, if necessary.

Conference Call

The Company will host an earnings conference call and audio webcast on January 31, 2023, at 8:30 a.m. Eastern Time. The call will be hosted by Martin K. Birmingham, President and Chief Executive Officer, and W. Jack Plants II, Chief Financial Officer and Treasurer. The live webcast will be available in listen-only mode on the Company’s website at www.fiiwarsaw.com. Within the United States, listeners may also access the call by dialing 1-844-200-6205 and providing the access code 502255. The webcast replay will be available on the Company’s website for at least 30 days.

About Financial Institutions, Inc.

Financial Institutions, Inc. (NASDAQ: FISI) is an innovative financial holding company with approximately $5.8 billion in assets offering banking, insurance and wealth management products and services through a network of subsidiaries. Its Five Star Bank subsidiary provides consumer and commercial banking and lending services to individuals, municipalities and businesses through its Western and Central New York branch network and its Mid-Atlantic commercial loan production office serving the Baltimore and Washington, D.C. region. SDN Insurance Agency, LLC provides a broad range of insurance services to personal and business clients, while Courier Capital, LLC and HNP Capital, LLC offer customized investment management, consulting and retirement plan services to individuals, businesses, institutions, foundations and retirement plans. Learn more at five-starbank.com and fiiwarsaw.com.

Non-GAAP Financial Information

In addition to results presented in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures. A reconciliation of these non-GAAP measures to GAAP measures is included in Appendix A to this document.

The Company believes that providing certain non-GAAP financial measures provides investors with information useful in understanding our financial performance, performance trends and financial position. Our management uses these measures for internal planning and forecasting purposes and we believe that our presentation and discussion, together with the accompanying reconciliations, allows investors, security analysts and other interested parties to view our performance and the factors and trends affecting our business in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP measures, and we strongly encourage investors to review our consolidated financial statements in their entirety and not to rely on any single financial measure to evaluate the Company. Non-GAAP financial measures have inherent limitations, are not uniformly applied and are not audited. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

Safe Harbor Statement

This press release may contain forward-looking statements as defined by Section 21E of the Securities Exchange Act of 1934, as amended, that involve significant risks and uncertainties. In this context, forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as “believe,” "continue," “estimate,” “expect,” “forecast,” “intend,” “plan,” “preliminary,” “should,” or “will.” Statements herein are based on certain assumptions and analyses by the Company and factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: the macroeconomic volatility related to the impact of the COVID-19 pandemic and global political unrest; changes in interest rates; inflation; the Company’s ability to implement its strategic plan, including by expanding its commercial lending footprint and integrating its acquisitions; whether the Company experiences greater credit losses than expected; whether the Company experiences breaches of its, or third party, information systems; the attitudes and preferences of the Company’s customers; legal and regulatory proceedings and related matters, such as the action described in our reports filed with the SEC, could adversely affect us and the banking industry in general; the competitive environment; fluctuations in the fair value of securities in its investment portfolio; changes in the regulatory environment and the Company’s compliance with regulatory requirements; and general economic and credit market conditions nationally and regionally. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Company’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and other documents filed with the SEC. Except as required by law, the Company undertakes no obligation to revise these statements following the date of this press release.

(1)See Appendix A — Reconciliation to Non-GAAP Financial Measures for the computation of this non-GAAP measure.

*****

For additional information contact:

W. Jack Plants II

Chief Financial Officer and Treasurer

(585) 498-2919

wjplants@five-starbank.com

Pamela Kennard

Investor Relations Analyst

(585) 584-1549

pakennard@five-starbank.com

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands, except per share amounts)

	2022				2021
	December 31,	September 30,	June 30,	March 31,	December 31,
SELECTED BALANCE SHEET DATA:
Cash and cash equivalents	$130,466	$118,581	$109,705	$170,404	$79,112
Investment securities:
Available for sale	954,371	965,531	1,057,018	1,119,362	1,178,515
Held-to-maturity, net	188,975	197,538	204,933	211,173	205,581
Total investment securities	1,143,346	1,163,069	1,261,951	1,330,535	1,384,096
Loans held for sale	550	2,074	4,265	5,544	6,202
Loans:
Commercial business	664,249	633,894	611,102	625,141	638,293
Commercial mortgage	1,679,840	1,564,545	1,448,152	1,434,759	1,412,788
Residential real estate loans	589,960	577,821	574,784	574,895	577,299
Residential real estate lines	77,670	77,336	76,108	76,860	78,531
Consumer indirect	1,023,620	997,423	1,039,251	1,007,404	958,048
Other consumer	15,110	15,832	14,621	14,589	14,477
Total loans	4,050,449	3,866,851	3,764,018	3,733,648	3,679,436
Allowance for credit losses - loans	45,413	44,106	42,452	40,966	39,676
Total loans, net	4,005,036	3,822,745	3,721,566	3,692,682	3,639,760
Total interest-earning assets	5,428,533	5,073,983	5,206,795	5,266,351	5,105,608
Goodwill and other intangible assets, net	73,414	73,653	73,897	74,146	74,400
Total assets	5,797,272	5,624,482	5,568,198	5,630,498	5,520,779
Deposits:
Noninterest-bearing demand	1,139,214	1,135,125	1,114,460	1,079,949	1,107,561
Interest-bearing demand	863,822	946,431	877,661	990,404	864,528
Savings and money market	1,643,516	1,800,321	1,845,186	2,015,384	1,933,047
Time deposits	1,282,872	1,023,277	983,209	917,195	921,954
Total deposits	4,929,424	4,905,154	4,820,516	5,002,932	4,827,090
Short-term borrowings	205,000	69,000	109,000	-	30,000
Long-term borrowings, net	74,222	74,144	74,067	73,989	73,911
Total interest-bearing liabilities	4,069,432	3,913,173	3,889,123	3,996,972	3,823,440
Shareholders’ equity	405,605	394,048	425,801	446,846	505,142
Common shareholders’ equity	388,313	376,756	408,509	429,554	487,850
Tangible common equity (1)	314,899	303,103	334,612	355,408	413,450
Accumulated other comprehensive loss	$(137,487)	$(141,183)	$(99,724)	$(67,094)	$(13,207)

Common shares outstanding	15,340	15,334	15,334	15,299	15,745
Treasury shares	760	765	765	800	354
CAPITAL RATIOS AND PER SHARE DATA:
Leverage ratio	8.33%	8.35%	8.20%	8.13%	8.23%
Common equity Tier 1 capital ratio	9.42%	9.75%	9.91%	9.85%	10.28%
Tier 1 capital ratio	9.78%	10.12%	10.29%	10.24%	10.68%
Total risk-based capital ratio	12.13%	12.53%	12.75%	12.72%	13.12%
Common equity to assets	6.70%	6.70%	7.34%	7.63%	8.84%
Tangible common equity to tangible assets (1)	5.50%	5.46%	6.09%	6.40%	7.59%

Common book value per share	$25.31	$24.57	$26.64	$28.08	$30.98
Tangible common book value per share (1)	$20.53	$19.77	$21.82	$23.23	$26.26

(1)
See Appendix A — Reconciliation to Non-GAAP Financial Measures for the computation of this non-GAAP measure.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands, except per share amounts)

	Twelve Months Ended		2022				2021
	December 31,		Fourth	Third	Second	First	Fourth
	2022	2021	Quarter	Quarter	Quarter	Quarter	Quarter
SELECTED INCOME STATEMENT
DATA:
Interest income	$196,107	$167,205	$57,805	$50,675	$45,276	$42,351	$43,753
Interest expense	28,735	12,475	14,656	7,607	3,679	2,793	2,885
Net interest income	167,372	154,730	43,149	43,068	41,597	39,558	40,868
Provision (benefit) for credit losses	13,311	(8,336)	6,115	4,314	563	2,319	(1,192)
Net interest income after provision (benefit) for credit losses	154,061	163,066	37,034	38,754	41,034	37,239	42,060
Noninterest income:
Service charges on deposits	5,889	5,571	1,486	1,597	1,437	1,369	1,490
Insurance income	6,364	5,750	1,462	1,571	1,234	2,097	1,343
Card interchange income	8,205	8,498	2,074	2,076	2,103	1,952	2,228
Investment advisory	11,493	11,672	2,824	2,722	2,906	3,041	3,045
Company owned life insurance	5,542	2,947	875	2,965	869	833	821
Investments in limited partnerships	1,293	2,081	191	65	242	795	294
Loan servicing	507	415	124	139	135	109	122
Income from derivative instruments, net	1,919	2,695	656	99	645	519	1,035
Net gain (loss) on sale of loans held for sale	1,227	2,950	182	308	828	(91)	482
Net (loss) gain on investment securities	(15)	71	-	-	(15)	-	-
Net (loss) gain on other assets	(16)	441	(1)	(22)	7	-	155
Net loss on tax credit investments	(815)	(431)	(111)	(385)	(92)	(227)	(493)
Other	4,678	4,246	1,175	1,517	1,061	925	1,152
Total noninterest income	46,271	46,906	10,937	12,652	11,360	11,322	11,674
Noninterest expense:
Salaries and employee benefits	69,633	60,893	18,101	17,950	16,966	16,616	16,111
Occupancy and equipment	15,103	14,371	3,539	3,793	4,015	3,756	3,869
Professional services	5,592	6,535	1,420	1,247	1,269	1,656	1,437
Computer and data processing	17,638	14,112	4,679	4,407	4,573	3,979	3,952
Supplies and postage	1,943	1,769	493	440	469	541	408
FDIC assessments	2,440	2,624	655	651	621	513	682
Advertising and promotions	2,013	1,704	576	651	406	380	470
Amortization of intangibles	986	1,060	239	244	249	254	259
Restructuring charges	1,619	111	350	-	1,269	-	111
Other	12,395	9,571	3,461	3,444	3,050	2,440	2,598
Total noninterest expense	129,362	112,750	33,513	32,827	32,887	30,135	29,897
Income before income taxes	70,970	97,222	14,458	18,579	19,507	18,426	23,837
Income tax expense	14,397	19,525	2,370	4,725	3,859	3,443	4,225
Net income	56,573	77,697	12,088	13,854	15,648	14,983	19,612
Preferred stock dividends	1,459	1,460	364	365	365	365	365
Net income available to common
shareholders	$55,114	$76,237	$11,724	$13,489	$15,283	$14,618	$19,247
FINANCIAL RATIOS:
Earnings per share – basic	$3.58	$4.81	$0.76	$0.88	$1.00	$0.94	$1.22
Earnings per share – diluted	$3.56	$4.78	$0.76	$0.88	$0.99	$0.93	$1.21
Cash dividends declared on common stock	$1.16	$1.08	$0.29	$0.29	$0.29	$0.29	$0.27
Common dividend payout ratio	32.40%	22.45%	38.16%	32.95%	29.00%	30.85%	22.13%
Dividend yield (annualized)	4.76%	3.40%	4.72%	4.78%	4.47%	3.90%	3.37%
Return on average assets (annualized)	1.01%	1.46%	0.85%	0.98%	1.12%	1.09%	1.39%
Return on average equity (annualized)	12.81%	16.01%	11.92%	12.55%	14.40%	12.35%	15.55%
Return on average common equity (annualized)	12.99%	16.29%	12.08%	12.72%	14.64%	12.49%	15.81%
Return on average tangible common
equity (annualized) (1)	15.72%	19.37%	14.94%	15.43%	17.79%	14.81%	18.69%
Efficiency ratio (2)	60.39%	55.76%	61.82%	58.78%	61.91%	59.06%	56.76%
Effective tax rate	20.3%	20.1%	16.4%	25.4%	19.8%	18.7%	17.7%

(1)
See Appendix A – Reconciliation to Non-GAAP Financial Measures for the computation of this non-GAAP measure.
(2)
The efficiency ratio is calculated by dividing noninterest expense by net revenue, i.e., the sum of net interest income (fully taxable equivalent) and noninterest income before net gains on investment securities. This is a banking industry measure not required by GAAP.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)

(Amounts in thousands)

	Twelve Months Ended		2022				2021
	December 31,		Fourth	Third	Second	First	Fourth
	2022	2021	Quarter	Quarter	Quarter	Quarter	Quarter
SELECTED AVERAGE BALANCES:
Federal funds sold and interest- earning deposits	$49,055	$169,504	$49,073	$42,183	$60,429	$44,559	$148,293
Investment securities (1)	1,384,208	1,129,012	1,332,776	1,369,166	1,416,065	1,419,947	1,361,898
Loans:
Commercial business	628,729	734,748	636,470	623,916	626,574	627,915	649,926
Commercial mortgage	1,502,904	1,327,772	1,633,298	1,514,138	1,429,910	1,431,933	1,392,375
Residential real estate loans	579,362	593,375	582,352	577,094	576,990	581,021	586,358
Residential real estate lines	77,132	82,210	77,342	76,853	76,730	77,610	78,594
Consumer indirect	1,008,026	896,769	1,003,728	1,012,787	1,045,720	969,441	946,551
Other consumer	14,636	15,305	15,175	14,648	14,183	14,531	14,997
Total loans	3,810,789	3,650,179	3,948,365	3,819,436	3,770,107	3,702,451	3,668,801
Total interest-earning assets	5,244,052	4,948,695	5,330,214	5,230,785	5,246,601	5,166,957	5,178,992
Goodwill and other intangible assets, net	73,913	74,411	73,547	73,791	74,037	74,287	74,544
Total assets	5,606,733	5,335,808	5,667,331	5,599,964	5,598,217	5,560,316	5,582,987
Interest-bearing liabilities:
Interest-bearing demand	909,799	827,891	923,374	854,015	938,995	923,425	880,723
Savings and money market	1,852,571	1,864,567	1,764,230	1,817,413	1,882,998	1,948,050	1,997,508
Time deposits	1,008,092	907,973	1,116,135	1,031,162	954,862	927,886	923,080
Short-term borrowings	86,139	538	87,783	136,610	94,242	24,672	982
Long-term borrowings, net	74,059	73,749	74,175	74,096	74,019	73,942	73,864
Total interest-bearing liabilities	3,930,660	3,674,718	3,965,697	3,913,296	3,945,116	3,897,975	3,876,157
Noninterest-bearing demand deposits	1,105,281	1,105,227	1,123,223	1,115,759	1,098,084	1,083,506	1,134,100
Total deposits	4,875,743	4,705,658	4,926,962	4,818,349	4,874,939	4,882,867	4,935,411
Total liabilities	5,165,020	4,850,417	5,265,134	5,162,057	5,162,293	5,068,464	5,082,583
Shareholders’ equity	441,713	485,391	402,197	437,907	435,924	491,852	500,404
Common equity	424,421	468,085	384,905	420,615	418,632	474,560	483,112
Tangible common equity (2)	$350,508	$393,674	$311,358	$346,824	$344,595	$400,273	$408,568
Common shares outstanding:
Basic	15,384	15,841	15,330	15,329	15,306	15,577	15,815
Diluted	15,471	15,937	15,413	15,393	15,385	15,699	15,928
SELECTED AVERAGE YIELDS: (Tax equivalent basis)
Investment securities	1.81%	1.75%	1.88%	1.81%	1.82%	1.74%	1.65%
Loans	4.48%	4.05%	5.15%	4.62%	4.13%	3.97%	4.14%
Total interest-earning assets	3.75%	3.39%	4.32%	3.86%	3.47%	3.32%	3.37%
Interest-bearing demand	0.24%	0.14%	0.52%	0.18%	0.12%	0.12%	0.14%
Savings and money market	0.53%	0.18%	1.20%	0.56%	0.23%	0.16%	0.16%
Time deposits	1.09%	0.40%	2.31%	1.12%	0.41%	0.28%	0.30%
Short-term borrowings	1.74%	22.33%	2.48%	1.95%	1.07%	0.45%	0.35%
Long-term borrowings, net	5.73%	5.75%	5.72%	5.72%	5.73%	5.74%	5.74%
Total interest-bearing liabilities	0.73%	0.34%	1.47%	0.77%	0.37%	0.29%	0.30%
Net interest rate spread	3.02%	3.05%	2.85%	3.09%	3.10%	3.03%	3.07%
Net interest margin	3.20%	3.14%	3.23%	3.28%	3.19%	3.11%	3.15%

(1)
Includes investment securities at adjusted amortized cost.
(2)
See Appendix A – Reconciliation to Non-GAAP Financial Measures for the computation of this non-GAAP measure.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands)

	Twelve Months Ended		2022				2021
	December 31,		Fourth	Third	Second	First	Fourth
	2022	2021	Quarter	Quarter	Quarter	Quarter	Quarter
ASSET QUALITY DATA:
Allowance for Credit Losses - Loans
Beginning balance	$39,676	$52,420	$44,106	$42,452	$40,966	$39,676	$45,444
Net loan charge-offs (recoveries):
Commercial business	(64)	(212)	(21)	(96)	90	(37)	177
Commercial mortgage	(853)	3,814	1,167	(1)	(2,018)	(1)	3,618
Residential real estate loans	279	56	242	(4)	46	(5)	32
Residential real estate lines	(1)	141	(19)	35	(12)	(5)	11
Consumer indirect	4,538	1,256	1,451	1,890	647	550	674
Other consumer	1,339	705	518	329	207	285	168
Total net (recoveries) charge-offs	5,238	5,760	3,338	2,153	(1,040)	787	4,680
Provision (benefit) for credit losses - loans	10,975	(6,984)	4,645	3,807	446	2,077	(1,088)
Ending balance	$45,413	$39,676	$45,413	$44,106	$42,452	$40,966	$39,676

Net charge-offs (recoveries) to average loans (annualized):
Commercial business	-0.01%	-0.03%	-0.01%	-0.06%	0.06%	-0.02%	0.11%
Commercial mortgage	-0.06%	0.29%	0.28%	0.00%	-0.57%	0.00%	1.03%
Residential real estate loans	0.05%	0.01%	0.16%	0.00%	0.03%	0.00%	0.02%
Residential real estate lines	0.00%	0.17%	-0.10%	0.18%	-0.06%	-0.03%	0.05%
Consumer indirect	0.45%	0.14%	0.57%	0.74%	0.25%	0.23%	0.28%
Other consumer	9.15%	4.61%	13.57%	8.90%	5.86%	7.95%	4.43%
Total loans	0.14%	0.16%	0.34%	0.22%	-0.11%	0.09%	0.51%

Supplemental information (1)
Non-performing loans:
Commercial business	$340	$1,399	$340	$1,358	$422	$990	$1,399
Commercial mortgage	2,564	6,414	2,564	843	836	3,838	6,414
Residential real estate loans	4,071	2,373	4,071	3,550	2,738	2,878	2,373
Residential real estate lines	142	200	142	119	160	128	200
Consumer indirect	3,079	1,780	3,079	2,666	2,389	1,771	1,780
Other consumer	2	-	2	-	3	12	-
Total non-performing loans	10,198	12,166	10,198	8,536	6,548	9,617	12,166
Foreclosed assets	19	-	19	-	-	-	-
Total non-performing assets	$10,217	$12,166	$10,217	$8,536	$6,548	$9,617	$12,166

Total non-performing loans to total loans	0.25%	0.33%	0.25%	0.22%	0.17%	0.26%	0.33%
Total non-performing assets to total assets	0.18%	0.22%	0.18%	0.15%	0.12%	0.17%	0.22%
Allowance for credit losses - loans to total loans	1.12%	1.08%	1.12%	1.14%	1.13%	1.10%	1.08%
Allowance for credit losses - loans to non-performing loans	445%	326%	445%	517%	648%	426%	326%

(1)
At period end.

FINANCIAL INSTITUTIONS, INC.
Appendix A — Reconciliation to Non-GAAP Financial Measures (Unaudited)
(In thousands, except per share amounts)

	Twelve Months Ended		2022				2021
	December 31,		Fourth	Third	Second	First	Fourth
	2022	2021	Quarter	Quarter	Quarter	Quarter	Quarter
Ending tangible assets:
Total assets			$5,797,272	$5,624,482	$5,568,198	$5,630,498	$5,520,779
Less: Goodwill and other intangible assets, net			73,414	73,653	73,897	74,146	74,400
Tangible assets			$5,723,858	$5,550,829	$5,494,301	$5,556,352	$5,446,379

Ending tangible common equity:
Common shareholders’ equity			$388,313	$376,756	$408,509	$429,554	$487,850
Less: Goodwill and other intangible assets, net			73,414	73,653	73,897	74,146	74,400
Tangible common equity			$314,899	$303,103	$334,612	$355,408	$413,450

Tangible common equity to tangible assets (1)			5.50%	5.46%	6.09%	6.40%	7.59%

Common shares outstanding			15,340	15,334	15,334	15,299	15,745
Tangible common book value per share (2)			$20.53	$19.77	$21.82	$23.23	$26.26

Average tangible assets:
Average assets	$5,606,733	$5,335,808	$5,667,331	$5,599,964	$5,598,217	$5,560,316	$5,582,987
Less: Average goodwill and other intangible assets, net	73,913	74,411	73,547	73,791	74,037	74,287	74,544
Average tangible assets	$5,532,820	$5,261,397	$5,593,784	$5,526,173	$5,524,180	$5,486,029	$5,508,443

Average tangible common equity:
Average common equity	$424,421	$468,085	$384,905	$420,615	$418,632	$474,560	$483,112
Less: Average goodwill and other intangible assets, net	73,913	74,411	73,547	73,791	74,037	74,287	74,544
Average tangible common equity	$350,508	$393,674	$311,358	$346,824	$344,595	$400,273	$408,568

Net income available to common shareholders	$55,114	$76,237	$11,724	$13,489	$15,283	$14,618	$19,247
Return on average tangible common equity (3)	15.72%	19.37%	14.94%	15.43%	17.79%	14.81%	18.69%

Pre-tax pre-provision income:
Net income	$56,573	$77,697	$12,088	$13,854	$15,648	$14,983	$19,612
Add: Income tax expense	14,397	19,525	2,370	4,725	3,859	3,443	4,225
Add: Provision (benefit) for credit losses	13,311	(8,336)	6,115	4,314	563	2,319	(1,192)
Pre-tax pre-provision income	$84,281	$88,886	$20,573	$22,893	$20,070	$20,745	$22,645
Adjustments:
Restructuring charges	1,619	111	350	-	1,269	-	111
Enhancement from COLI surrender and redeployment	(1,997)	-	-	(1,997)	-	-	-
Adjusted pre-tax pre-provision income	$83,903	$88,997	$20,923	$20,896	$21,339	$20,745	$22,756
Less: PPP accretion interest income and fees	(2,271)	(9,863)	(78)	(312)	(809)	(1,072)	(2,776)
Pre-PPP adjusted pre-tax pre-provision income	$81,632	$79,134	$20,845	$20,584	$20,530	$19,673	$19,980

Total loans excluding PPP loans:
Total loans			$4,050,449	$3,866,851	$3,764,018	$3,733,648	$3,679,436
Less: Total PPP loans			1,161	2,783	8,910	31,399	55,344
Total loans excluding PPP loans			$4,049,288	$3,864,068	$3,755,108	$3,702,249	$3,624,092

Allowance for credit losses - loans			$45,413	$44,106	$42,452	$40,966	$39,676
Allowance for credit losses - loans to total loans excluding PPP loans (4)			1.12%	1.14%	1.13%	1.11%	1.09%

(1)
Tangible common equity divided by tangible assets.
(2)
Tangible common equity divided by common shares outstanding.
(3)
Net income available to common shareholders (annualized) divided by average tangible common equity.
(4)
Allowance for credit losses – loans divided by total loans excluding PPP loans.